Exhibit (d)(3)
RECEPTOS. INC.
NONDISCLOSURE AGREEMENT
This NONDISCLOSURE AGREEMENT (the “Agreement”), dated as of August 28, 2013 (the “Effective Date”), is entered into by and between Receptos, Inc., a Delaware corporation having its principal place of business at 10835 Road to the Cure, Suite #205, San Diego, CA 92121 (“Receptos”), and Celgene Corporation, a Delaware corporation having its principal place of business at 86 Morris Avenue, Summit, New Jersey 07901 (the “Company”), with reference to the following facts:
A.   Company and Receptos (each a “Party,” and collectively, the “Parties”) desire to engage in discussions concerning the following (collectively, the “Subject”): (i) Receptos’ drug products having sphingosine 1-phosphate 1 activity, including without limitation lead candidate RPC1063 and its development program for use in the treatment of immunology indications including multiple sclerosis and inflammatory bowel disease; (ii) Receptos’ drug product which is a monoclonal antibody directed against the interleukin-13 target; and (iii) Receptos’ program developing oral, small molecule, positive allosteric modulators of the glucagon-like peptide-1 receptor.
B.   The Parties wish to explore a potential business relationship and/or transaction(s) regarding one or more aspects of the Subject, and in connection therewith, Receptos may exchange information regarding the Subject, respectively, as a necessary or advisable solely to facilitate such discussions (collectively, the “Activities”).
NOW, THEREFORE, in consideration of the foregoing representations and premises and the mutual covenants set forth below, the Parties hereby agree as follows:
1.   In consideration of the disclosure of the Subject Confidential Information by Receptos hereunder, Company represents and warrants that, as of the Effective Date, it does not have a proprietary program (internal or in collaboration with a third party) in or past late stage preclinical development directed to compounds whose predominant mechanism of action is through sphingosine 1-phosphate. For the purposes hereof, late stage preclinical development means toxicology studies of 28 days or longer duration.
2.   “Confidential Information” shall mean, collectively and with respect to any aspect of the Subject:
(a)
all Receptos technical, financial, business and other information of any kind whatsoever including, where appropriate and without limitation, all data, compilations, blueprints, plans, audio and/or video recordings and/or devices, information on computer disks, software, tapes, printouts and other printed, typewritten or handwritten documents, specifications, systems, schemas, methods, strategies, business and marketing development plans, customer lists, research plans and/or projections, processes, techniques, designs, sequences, components, programs, technology, know-how, improvements, inventions (whether or not patentable or copyrightable), information about operations and maintenance, trade secrets, formulae, models, patent disclosures, information regarding the skills and compensation of Receptos’ employees, information concerning the actual or anticipated business, research or development of Receptos or its actual or potential customers or partners which is disclosed by Receptos to Company; and

(b)
any and all tangible and intangible embodiments of the foregoing Confidential Information of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, copyright applications, patent applications, documents and samples, prototypes, models, products and the like.

3.   The Parties agree that they will not use the name, logos, marks or trade names of the other Party (or its affiliates), without limitation, in any press release or public announcement, or in the promotion of any product or service without the prior written consent of the Corporate Communications Department of such Party.
4.   Notwithstanding anything else contained in this Agreement, (i) Company shall have the right to disclose Confidential Information to the extent required by applicable law, court order or regulation, provided that Company shall, to the extent allowed by law, give Receptos prompt written notice and sufficient opportunity to object to such disclosure, or to request confidential treatment of the Confidential Information; and (ii) Company’s nonuse and nondisclosure obligations herein shall not apply to such Confidential Information as Company can establish by written documentation to:
(a)
have been publicly known prior to disclosure to Company by Receptos;

(b)
have become publicly known, without fault on the part of Company, subsequent to disclosure to Company by Receptos;

(c)
have been received by Company at any time from a source, other than Receptos, who lawfully has possession and the right to disclose such Confidential Information;

(d)
have been otherwise known by Company (based upon written records of Company) prior to disclosure to Company by Receptos; or

(e)
have been independently developed by Company without use of or reference to the Confidential Information of Receptos (based upon written records of Company).

5.   Company shall not disclose any of the Confidential Information other than on a need to know basis, as reasonably necessary for the Activities, to Company’s and its Affiliates directors, officers, employees, consultants, agents and/or attorneys who are bound by the confidentiality obligations of this Agreement or confidentiality obligations with Company to maintain the Confidential Information in confidence at least as restrictive as those contained in this Agreement. Neither Party shall disclose to any third party any terms, conditions or facts relating to this Agreement, the subject matter of this Agreement or the Parties’ entering into this Agreement without the prior express written consent of the other Party. “Affiliate(s)” shall mean any person, corporation, company, partnership, joint venture or other entity controlling, controlled by or under common control with Company. For such purpose the term “control” means the holding of at least 50% of the common voting stock or ordinary shares in, or the right to control or appoint 100% of the directors or equivalent governing body or management of, the said corporation, company, partnership, joint venture or entity.
6.   Confidential Information shall not be reproduced in any form except as required for purposes of the Activities. Any reproduction of any Confidential Information shall remain the property of Receptos and shall contain any and all confidential or proprietary notices or legends which appear on the original, unless otherwise authorized in writing by Receptos. Upon the request of Receptos, Company shall promptly destroy all tangible items relating to the Confidential Information received from Receptos including all written material, photographs, models, devices, content, compounds, compositions and the like made available or supplied by Receptos to Company, and destroy all copies and all derivative materials thereof; provided, however, that Company may retain a single archival copy of the Confidential Information in its confidential files solely for the purpose of managing compliance with the terms of this Agreement.
7.   Company hereby acknowledges that, as between the Parties, Receptos is the owner or licensee of the Confidential Information, including, without limitation, all intellectual property rights thereto. Company shall not use any of the Confidential Information except for purposes of the Activities and shall not use such Confidential Information to reverse engineer or design around Receptos’ proprietary technologies. This Agreement shall not be construed to grant any license or other rights except as expressly specified herein.
8.   This Agreement will terminate upon the earlier of  (i) written notice by either Party to the other terminating this Agreement or (ii) one (1) year from the Effective Date. The confidentiality obligations imposed hereunder shall continue in force for a period of five (5) years from the date of termination of this Agreement. All other obligations hereunder will survive termination of this Agreement and remain in full force and effect for the applicable terms set forth herein.
9.   Neither Party may assign this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other Party. Without limiting the foregoing, each Party’s obligations under this Agreement shall be binding upon any successor to the business of such Party (whether by merger, stock purchase, asset purchase or otherwise).

10.   Receptos makes no warranty whatsoever relating to the Confidential Information disclosed hereunder and the use to be made thereof by Company, and disclaims all implied warranties.
11.   This Agreement represents the entire agreement between the Parties regarding the subject matter hereof and shall supersede all previous communications, representations, understandings, acknowledgements and agreements, whether oral or written, by or between the Parties with respect to the Confidential Information, whether heretofore or hereafter disclosed between the Parties.
12.   No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.
13.   Each Party shall engage in the Activities at its own risk.
14.   Each Party shall be responsible for any breach of the provisions of this Agreement by the representatives of such Party (including, without limitation, any Affiliates and any directors, officers, employees, consultants, agents and/or attorneys of such Party or its Affiliates to whom Confidential Information is disclosed pursuant to Section 5).
15.   This Agreement and shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.
16.   Company understands and agrees that, because of the unique nature of the Confidential Information, Receptos will suffer irreparable harm if Company fails to comply with its confidentiality and non-use obligations under this Agreement, and monetary damages will be inadequate to compensate Receptos for such breach. Accordingly, Company agrees that Receptos shall, in addition to any other remedies available to Receptos at law or in equity, be entitled to injunctive relief to enforce the terms of this Agreement without posting a bond or other undertaking.
17.   The covenants and agreements set forth in this Agreement are each deemed separate and independent, and if any such covenant or agreement is determined by any court of competent jurisdiction to be invalid or unenforceable for any reason, including without limitation by reason of such covenant or agreement extending for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such covenant or agreement, to the specific extent that it is unenforceable, shall be deemed automatically deleted from this Agreement and shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, in order to effectuate the Parties’ intent to the greatest extent possible. Any such deletion or interpretation shall have no effect on the validity or enforceability of any remaining provision of this Agreement.
18.   This Agreement has been negotiated by both Parties and shall not be strictly construed against either Party.
19.   This Agreement may be executed in one or more original or faxed counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
20.   No Party to this Agreement shall be obligated to enter into any further agreement with the other. In the event a business relationship relating to the Subject and Activities goes forward, the terms and conditions of such relationship shall be set forth in a separate written agreement, mutually agreed to by the Parties.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.
“Receptos”:
RECEPTOS, INC. a Delaware corporation
/s/ Chrysa Mineo
By:	Chrysa Mineo
Its:	Vice President, Corporate Development
“Company”:
CELGENE CORPORATION, a Delaware corporation
/s/ Ariel D. Jasie
By:	Ariel D. Jasie
Its:	Sr. Director, BD

AMENDMENT
TO
NONDISCLOSURE AGREEMENT
This Amendment to Nondisclosure Agreement (this “Amendment”) is effective as of August 28, 2014 (the “Amendment Effective Date”) and amends that certain Nondisclosure Agreement between Receptos, Inc., a Delaware corporation with its principal offices located at 10835 Road to the Cure, Suite 205, San Diego, California 92014 (“Receptos”) and Celgene Corporation, a Delaware corporation having its principal place of business at 86 Morris Avenue, Summit, New Jersey 07901 (“Company”) originally dated August 28, 2013 (the “Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.
WHEREAS, Paragraph 8 of the Agreement provides that the Agreement will terminate one year from August 28, 2013; and
WHEREAS, Receptos and Company both desire to amend the Agreement to extend its term by an additional year as set forth in more detail below.
NOW, THEREFORE, in consideration of the premises and mutual promises and undertakings contained herein and in the Agreement, Receptos and Company agree as follows:
1. Amendment of Paragraph 8.   The first sentence of Paragraph 8 of the Agreement is amended and restated to read in its entirety as follows:
“This Agreement will terminate on the earlier of  (i) written notice by either Party to the other terminating this Agreement, or (ii) two (2) years from the Effective Date.”
2. Remainder of Terms Unchanged.   All of the terms of the Agreement not changed by this Amendment shall remain unchanged and in full force and effect.
3. General.   This Amendment, together with the Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter set forth in the Agreement and herein and supersedes any and all prior agreements, whether or in writing between the parties with respect to the subject matter hereof. This Amendment may not be amended, modified or supplemented except by written agreement of the parties hereto. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but an of which together shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly entered into this Amendment.
RECEPTOS, INC.		CELGENE CORPORATION
By:	/s/ Christian Waage	By:	/s/ Timothy J. Smith
Name:	Christian Waage	Name:	Timothy J. Smith
Title:	General Counsel	Title:	Exec. Director, Bus. Dev.

AMENDMENT
TO
NONDISCLOSURE AGREEMENT
This Amendment to Nondisclosure Agreement (this “Amendment”) is effective as of March 6, 2015 (the “Amendment Effective Date”) and amends that certain Nondisclosure Agreement between Receptos, Inc., a Delaware corporation with its principal offices located at 3033 Science Park Road, Suite 300, San Diego, California 92121 (“Receptos”) and Celgene Corporation, a Delaware corporation having its principal place of business at 86 Morris Avenue, Summit, New Jersey 0790 l (“Company”) originally dated August 28, 2013, as amended August 28, 2013 (the “Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.
WHEREAS, Receptos and Company both desire to amend the Agreement to incorporate a “standstill” provision as set forth in more detail below.
NOW, THEREFORE, in consideration of the premises and mutual promises and undertakings contained herein and in the Agreement, Receptos and Company agree as follows:
1.
New Standstill Provision.   The Agreement shall be amended to add new Section 21 as follows:

“21. Standstill.
21.1   For purposes of this Section 21: (i) “affiliate” shall mean any entity controlled by Company and “control” shall mean ownership of 50% or more of stock entitled to vote for directors, 50% or more of the equity of any non-corporate entity or an enforceable contractual right to direct and control such entity; (ii) “group” and “person” shall have the meaning with which such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Amendment Effective Date, Company hereby represents and warrants to Receptos that neither it nor any of its affiliates owns any securities of Receptos.
21.2   For a period of two years from the date of this Agreement, subject to Section 21.3 below and other than (i) as specifically invited in writing by Receptos; (ii) pursuant to the terms of a Transaction Agreement (as defined in Section 21.5 between Receptos and Company; or (iii) by way of stock dividends or other distributions made by Receptos to stockholders generally, neither Company nor any of its affiliates or representatives acting on its behalf or on behalf or on behalf of its affiliates will in any manner, directly or indirectly:
(a)
effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities of Receptos (or beneficial ownership thereof), or rights or options to acquire any securities of Receptos (or beneficial ownership thereof), except by way of stock dividends or other distributions made to Receptos stockholders with respect to securities of Receptos acquired by Company prior to the Amendment Effective Date, or any assets, indebtedness or businesses of Receptos or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving Receptos. any of the subsidiaries or assets of Receptos or the subsidiaries constituting a significant portion of the consolidated assets of Receptos and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Receptos or any of its subsidiaries, or (iv) any “solicitation” of  “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Receptos; provided that, this Section 21.2(a) shall not prohibit Company or its affiliates from engaging in discussions and negotiations with respect to a Transaction or from proposing other collaborative research agreements or license agreements to Receptos;

(b)
form, join or in any way participate in a “group” with respect to Receptos or otherwise act in concert with any person in respect of any such securities;

(c)
otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of Receptos or to obtain representation on the Board of Directors of Receptos;

(d)
take any action which would or would reasonably be expected to force Receptos to make a public announcement regarding any of the types of matters set forth in (a) above; or

(e)
enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Company also agrees during such period not to request (in any manner that would reasonably be likely to cause Receptos to disclose publicly) that Receptos or any of its representatives, directly or indirectly, amend or waive any provision of this paragraph (including this sentence).
21.3   Exceptions to the Standstill Provision.
(a)
Notwithstanding anything to the contrary contained herein, (1) the obligations, limitations, prohibitions and restrictions in this Section 21 shall automatically terminate and have no further effect upon the date Receptos enters into a definitive agreement with any person that provides for any transaction in which Receptos would not be the surviving entity as a public company or in which such person (or such person’s stockholders) would acquire at least 51% or more of the outstanding common equity of Receptos or the consolidated assets of Receptos and (2) nothing in this Agreement shall limit Company’s ability to make non-public proposals to the Chief Executive Officer of Receptos regarding any possible negotiated transaction or acquisition of Receptos and its subsidiaries, affiliates or divisions;

(b)
If any third party or group (acting in a manner which does not also constitute a breach by Company or any of its affiliates of the restrictions included in Section 21.2 of this Agreement) commences a tender or exchange offer which, if successful, would result in such third party or group beneficially owning common stock or any class of securities so that such third party or group would have the right or ability to nominate or elect a majority of Receptos’ Board of Directors, whether at an annual or special meeting or by taking action by written consent or otherwise, thereafter the provisions of Section 21.2 of this Agreement shall be inoperative and of no further force or effect; provided that, if requested by Receptos, Company shall cease taking and rescind any action taken by it that, but for this Section 21.3(b), would be prohibited by this Agreement if and at such time as such third party withdraws or terminates its offer prior to its completion;

(c)
The provisions of Section 21.2 of this Agreement shall not prohibit (i) Company or its affiliates from acquiring the securities of another biotechnology or pharmaceutical company that beneficially owns any securities of Receptos; or (ii) Company from taking any action that is approved by Receptos’ Board of Directors; or

(d)
Company shall not be deemed to be in breach of the limitations provided in Section 21.2 of this Agreement with respect to any beneficial ownership of Receptos securities that are acquired by Company or its affiliates solely (i) as a result of passive investments by a pension or employee benefit plan or trust for Company’s present or former employees so long as such investments are directed by independent trustees, administrators or employees, or (ii) by virtue of any other investment vehicle over which Company exercises no investment discretion (other than the right to buy or sell its interest in the investment vehicle), provided that such beneficial ownership does not exceed 2% of the outstanding voting securities of Receptos.

21.4   Nothing in this Agreement shall prevent: (a) Company or any of its affiliates from exercising voting rights at any annual or special meeting of Receptos over any shares of common stock or other securities that it owns in compliance with the terms of this Agreement; or (b) employees of Company other than the senior executive offices of Company from purchasing securities of Receptos.
21.5   Each party also understands and agrees that no contract or agreement providing for a Transaction between Company and Receptos shall be deemed to exist between Company and Receptos unless and until a definitive agreement for a Transaction (a “Transaction Agreement”) has been executed and delivered. The parties also agree that unless and until a Transaction Agreement between Receptos and Company has been executed and delivered, neither party has any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this Agreement except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term “Transaction Agreement” does not include an executed non-binding letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of any offer or bid on the part of either party.
2.
Remainder of Terms Unchanged.   All of the terms of the Agreement not changed by this Amendment shall remain unchanged and in full force and effect.

3.
General.   This Amendment, together with the Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter set forth in the Agreement and herein and supersedes any and all prior agreements, whether or in writing between the parties with respect to the subject matter hereof. This Amendment may not be amended, modified or supplemented except by written agreement of the parties hereto. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly entered into this Amendment.
RECEPTOS, INC.		CELGENE CORPORATION

By:	/s/ Christian Waage	By:	/s/ Timothy J. Smith
Name:	Christian Waage	Name:	Timothy J. Smith
Title:	SVP & General Counsel	Title:	Exec. Director, Bus. Dev.